Raymond Chabot Grant Thornton LLP
Suite 2000
Consent of Independent Registered	National Bank Tower
Public Accounting Firm	600 De La Gauchetière Street West
Montréal, Quebec H3B 4L8

T 514-878-2691

We have issued our reports dated March 12, 2019, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Intertape Polymer Group Inc. on Form 20-F for the year ended December 31, 2018.

We hereby consent to the incorporation by reference of said reports in the Registration Statements of Intertape Polymer Group Inc. on Forms S-8 (File No. 333-67732; File No. 333-97961; File No. 333-108077; File No. 333-114954; File No. 333-89763; File No. 333-114960; File No. 333-135599; File No. 333-184797; File No. 333-211931; and File No. 333-211929).

Montreal, Canada
March 28, 2019
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1 CPA auditor, CA, public accountancy permit No. A121855